Exhibit 3.22

AGREEMENT OF LIMITED PARTNERSHIP OF

W. O. OPERATING COMPANY, LTD.

This Agreement of Limited Partnership (the “Agreement”) is made as of the 30th day of October, 1996, by and among WO ENERGY, INC., a Texas corporation (the “General Partner”), and W.O. ENERGY OF NEVADA, INC., a Nevada corporation (the “Limited Partner”).  (The General Partner and the Limited Partner are herein referred to collectively as the “Partners” and individually as a “Partner”).

W I T N E S S E T H:

WHEREAS, the General Partner desires to form a limited partnership to engage in the oil and gas business, including acquiring, owning, operating, exploring for and developing oil and gas properties as well as operating businesses related to oil and gas.

WHEREAS, the Limited Partner desires to invest in such limited partnership as a limited partner thereof

NOW, THEREFORE, for and in consideration of the premises and the covenants and obligations hereinafter set forth, the Partners hereby agree as follows:

ARTICLE I

Formation, Name, Principal

Place of Business, and Purposes

1.01                                                Formation of Partnership.   The Partners hereby form a limited partnership (the “Partnership”) pursuant and subject to the provisions of the Texas Revised Limited Partnership Act, as amended (the “Act”).  The General Partner shall cause the due filing and recording of a Certificate of Limited Partnership in accordance with applicable statutory requirements in the Office of the Secretary of State of the State of Texas.

1.02                                                Name.  The name of the Partnership shall be “W. O. OPERATING COMPANY, LTD.” and the Partnership shall conduct business under such name.

1.03                                                Principal Office, Registered Office and Registered Agent.  The address of the principal office of the Partnership in Texas shall be Highway 152 West, Pampa, Texas, 79066.  The address of the registered office of the Partnership in Texas shall be located on Highway 152, approximately one (1) mile west of the City Limits of Pampa, Texas, and the registered agent for service of process at such address shall be Miles O’Loughlin.  The Partnership may have other offices if deemed advisable by the General Partner.

1.04                                                Purposes.  Unless otherwise agreed to by Partners owning at least two-thirds of the Partnership Interests at that time, the purposes of the Partnership shall be to engage in the oil and gas business, including acquiring, owning, operating, exploring for and developing oil and gas properties as well as operating businesses related to oil and gas.

1.05                                                Definitions.  Capitalized words and phrases used in this Agreement have the following meanings:

(a)                               “Act” means the Texas Revised Limited Partnership Act, as set forth in Article 6132a-1, Texas Revised Civil Statutes Annotated, as amended from time to time (or any corresponding provisions of succeeding law).

(b)                              “Agreement” or “Partnership Agreement” means this Agreement of Limited Partnership, as amended from time to time.  Words such as “herein,” “hereinafter,” “hereof,” “hereto,” and “hereunder,” refer to this Agreement as a whole, unless the context otherwise requires.

(c)                               “Capital Account” means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

(i)                                      To each Partner’s Capital Account there shall be credited such Partner’s Capital Contributions, such Partner’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 4.03 or Section 4.04 hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any Partnership Property distributed to such Partner.

(ii)                                   To each Partner’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership Property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 4.03 or Section 4.04 hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

(iii)                              In the event any Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest.

(iv)                             In determining the amount of any liability for purposes of Sections 1.05(c)(i) and 1.05(c)(ii) hereof, there shall be taken into account IRC § 752(c) and the Treasury regulations promulgated thereunder, and any other applicable provisions of the Internal Revenue Code and Treasury regulations.

(v)                                  Simulated Depletion Deductions, Simulated Gains and Simulated Losses shall be allocated among the Partners in the same ratios as they are allocated the bases of the oil and gas properties giving rise to such items and shall be debited or credited, as the case may be, to the Capital Accounts of such Partners.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.  In the event the General Partner determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits, thereto, including, by way of illustration and not limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Partnership or the Partners, are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Section 7 hereof upon the liquidation of the Partnership.  The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations § 1.704-1 (b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations § 1.704-1(b).

(d)                               “Capital Contribution” means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the Partnership Interest held by such Partner, as adjusted from time to time under Section 2.04 hereof.

(e)                                “Code” and “IRC” mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

(f)                                  “Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

(g)                               “General Partner” means any Person who (i) is referred to as such in the first paragraph of this Agreement or has become a General Partner pursuant to the terms of this Agreement, and (ii) has not ceased to be a General Partner pursuant to the terms of this Agreement.  “General Partners” means all such Persons.  Whenever in this Agreement an action is required or permitted to be taken by “the General Partner,” such action may be taken by any General Partner.  All references herein to the singular General Partner shall be deemed to be references to the plural General Partners during such times Partnership has more than one General Partner and reference to the plural General Partners shall be deemed to be references to the singular General Partner during such times Partnership has only one General Partner.

(h)                              “General Partner Affiliate” means any person who controls, is controlled by, or is under common control with, the General Partner.  For purposes of the preceding sentence “control” shall mean the ownership, whether beneficially or of record, of more than 50% of the stock, capital, profits, or equity or beneficial interests of the Person in question.  In determining ownership, the rules for constructive ownership of stock provided in Section 267(c) of the Code shall be applied.

(i)                                  “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)                                      The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership.

(ii)                                   The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (a) the acquisition of an additional Partnership Interest by any new or existing partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for a Partnership Interest; and (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners.

(iii)                              The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution.

(iv)                             The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted bases of such assets pursuant to IRC § 734(b) or IRC § 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations § 1.704-1(b)(2)(iv)(m) and Section 4.03(f) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 1.05(i)(iv) to the extent the General Partner determines that an adjustment pursuant to Section 1.05(i)(ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 1.05(i)(iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section 1.05(i)(i), Section 1.05(i)(ii), or Section 1.05(i)(iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(j)                                  “Limited Partner” means any Person (i) whose name is set forth as such on the signature page of this Agreement or who has been admitted as an additional or Substituted Limited Partner pursuant to the terms of this Agreement, and (ii) who is the owner of a Partnership Interest.  “Limited Partners” means all such Persons.

(k)                               “Nonrecourse Deductions” means the excess, if any, of the net increase, if any, in the amount of Partnership Minimum Gain during that fiscal year over the aggregate amount of any distributions during that fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain.

(1)                               “Nonrecourse Liability” means any liability of the Partnership for which no Partner in his capacity as a Partner bears the economic risk of loss.

(m)                            “Partner Minimum Gain” means the sum of amounts, determined with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if each Partner Nonrecourse Debt were treated as a Nonrecourse Liability.

(n)                              “Partner Nonrecourse Debt” means any Nonrecourse Liability for which any Partner bears the economic risk of loss.

(o)                              “Partner Nonrecourse Deductions” means the excess, if any, of the net increase, if any, in the amount of Partner Minimum Gain attributable to Partner Nonrecourse Debt during that fiscal year over the aggregate amount of any distributions during that fiscal year to the Partner who bears the economic risk of loss for such Partner Nonrecourse Debt to the extent such distributions are from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Minimum Gain attributable to such Partner Nonrecourse Debt.

(p)                              “Partners” means all General Partners and Limited Partners, where no distinction is required by the context in which the term is used.  “Partner” means any one of the Partners.

(q)                              “Partnership” means the partnership created pursuant to this Agreement and the partnership continuing the business of this Partnership in the event of dissolution as herein provided.

(r)                                 “Partnership Minimum Gain” means, with respect to each Nonrecourse Liability, the amount of gain that would be realized by the Partnership if it sold the property subject to the liability in a taxable transaction for an amount equal to that Nonrecourse Liability.

(s)                               “Partnership Interest” means a Partner’s interest in the Partnership, including the right to receive distributions of Partnership assets and the right to receive allocations of income, gain, loss, deduction, and credit of the Partnership.  For purposes of determining the percentage that a Partnership Interest represents in the Partnership, the percentage of Partnership Profits allocated to that Partnership Interest under Section 4.01 hereof at the time of the determination shall govern.

(t)                                 “Partnership Property” means all real and personal property acquired by the Partnership arid any improvements thereto, and shall include both tangible and intangible property.

(u)                              “Person” means any individual, partnership, corporation, trust, or other entity.

(v)                              “Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with IRC § 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to IRC § 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)                                      Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.05(v) shall be added to such taxable income or loss.

(ii)                                   Any expenditures of the Partnership described in IRC § 705(a)(2)(B) or treated as IRC § 705(a)(2)(B) expenditures pursuant to Regulations § 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.05(v), shall be subtracted from such taxable income or loss.

(iii)                              In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 1.05(i)(ii) or Section 1.05(i)(iii) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses.

(iv)                             Gain or loss resulting from any disposition of Partnership Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

(v)                                In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with Section 1.05(f) hereof

(vi)                             Simulated Depletion Deductions, Simulated Gains and Simulated Losses shall be taken into account and allocated in the mariner provided in Section 1.05(c)(5) hereof.

(vii)                          Notwithstanding any other provisions of this Section 1.05(v), any items which are specially allocated pursuant to Section 4.03 hereof shall not be taken into account in computing Profits or Losses.

(w)                            “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(x)                                “Simulated Depletion Deductions” means the hypothetical depletion allowance computed by the Partnership with respect to its oil and gas properties pursuant to Section 1.704-1(b)(2)(iv)(k)(2) of the Regulations.  In computing such amounts, the Partnership shall use the method of depletion that produces, with respect to each oil and gas property owned by the Partnership, the largest Simulated Depletion Deduction, and the General Partner shall have authority to make any and all permissible elections for such purpose.

(y)                              “Simulated Gains” and “Simulated Losses” mean, respectively, the hypothetical gains and losses computed by the Partnership with respect to its oil and gas properties pursuant to Section 1.704-1(b)(2)(iv)(k)(2) of the Regulations.  In computing such gains and losses, the General Partner shall have authority to make any and all permissible elections.

(z)                                “Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, or other disposition and, as a verb, voluntarily or involuntarily, to transfer, sell, pledge, hypothecate, or otherwise dispose of.

ARTICLE II

Capital

2.01                           Capital Contributions of WO Energy, Inc.  As its initial contribution to the capital of the Partnership, WO Energy, Inc. shall contribute the assets set forth on Schedule “A” to this Agreement.  In exchange therefor, WO Energy, Inc. shall be entitled to receive Partnership Interests, as both a General Partner and a Limited Partner, as set forth on the signature page hereto.  The Partners acknowledge and consent to the assignment by WO Energy, Inc. of its interest as a Limited Partner to WO Energy of Nevada, Inc. immediately following formation of the Partnership.

2.02                         Capital Contributions of W.O. Energy of Nevada, Inc.  As its initial contribution to the capital of the Partnership, W.O. Energy of Nevada, Inc. shall contribute the sum of $1,000.00 in cash.  In exchange therefor, W.O. Energy of Nevada shall be entitled to receive the Partnership Interest, as a Limited Partner, set forth on the signature page hereto.

2.03                         Other Matters Relating to Capital Contributions.

(a)                                Loans by any Partner to the Partnership shall not be considered contributions to the capital of the Partnership.

(b)                               No Partner shall be required to make contributions to the capital of the Partnership in excess of those contributions required under this Article H.

(c)                                No Partner shall be entitled to withdraw, or to a return of, any part of its contribution to the capital of the Partnership or to receive property or assets other than cash in return thereof (subject to the provisions of Section 7.05 below), and the General Partner shall not be liable to the Limited Partner for a return of its contributions to the capital of the Partnership.

(d)                               No Partner shall be entitled to priority over any other Partner, either with respect to a return of its contribution to the capital of the Partnership, or to allocations of taxable income, gains, losses or credits, or to distributions, except as expressly provided in this Agreement.

(e)                                No interest shall be paid by the Partnership to the Partners on contributions to the capital of the Partnership.

2.04                         Additional Contributions by Partners.  The General Partner may, in its discretion, contribute additional funds to the Partnership at any time; however, unless such additional Capital Contribution is approved by Limited Partners who own more than two-thirds of the Partnership Interests that are owned by Limited Partners in the manner hereinafter provided, such Capital Contribution will not result in an increase in the General Partner’s share of the Profits or Losses of the Partnership.  The General Partner may request additional Capital Contributions from the Limited Partners only in accordance with the following provisions:

(a)                                The General Partner shall deliver to each Limited Partner a notice of its request for additional Capital Contributions.  Such notice shall set forth in reasonable detail the total additional Capital Contributions requested; each Limited Partner’s share of the requested additional Capital Contribution; the purpose for such request and the uses to which the contributed funds will be applied; and the date (which shall be not less than 30 days after the date of such notice) upon which such additional Capital Contributions are to be paid to the Partnership.

(b)                               Within 15 days after the date of such notice, each Limited Partner shall notify the General Partner whether that Partner consents to such additional Capital Contribution.  A Limited Partner’s consent to the request shall constitute that Limited Partner’s agreement (subject to the requirement that Limited Partners owning at least two-thirds of the Partnership Interests owned by Limited Partners also consent) to make the Limited Partner’s share of the requested Capital Contribution on or before the date specified in the notice given by the General Partner.  Failure of a Limited Partner to reply to the notice given by the General Partner shall be construed as that Limited Partner’s lack of consent and refusal to make the requested Capital Contribution.

(c)                                If the requisited consent of the Limited Partners is obtained, those Limited Partners who consent to the additional Capital Contribution shall make such contribution on or before the date specified in the notice given by the General Partner.  Those Limited Partners who do not consent to such contribution shall have no obligation to the Partnership or the other Partners as a result of their refusal.  If the requisite percentage, but less than all, of the Limited Partners consent to the request, all or any one of those Partners who consented thereto may, but shall not be required to, contribute all or any portion of the additional Capital Contribution that the non-consenting Limited Partners failed to contribute in proportion to their initial obligations to make the additional Capital Contribution.

(d)                               If the Limited Partners do not consent to the additional Capital Contribution in the manner described in this Section 2.04, the General Partner may cause the Partnership to borrow any funds the General Partner believes are required by the Partnership from any Person, including the General Partner or any General Partner Affiliate.  Any loan made by the General Partner or any General Partner Affiliate to the Partnership shall be unsecured and shall bear interest at a rate no higher than the applicable federal rate, as defined in IRC § 1274(d), for mid-term obligations, payable quarterly, as published by the Internal Revenue Service for the month during which the funds are advanced to the Partnership.  Such rate shall remain constant throughout the term of any such loan.

(e)                                As used in this Section 2.04, a Partner’s share of a requested additional Capital Contribution shall be that amount equal to the requested Capital Contribution multiplied by the Partner’s interest in the Profits of the Partnership at the time such request is made by the General Partner.

2.05                         Capital Accounts.  A Capital Account shall be maintained for each Partner on the books and records of the Partnership.  The Capital Accounts of the Partners shall be calculated in accordance with the provisions of this Agreement.

2.06                         Deficit Capital Accounts.  Except as otherwise expressly provided in this Agreement, no Partner with a deficit balance in its Capital Account shall have any obligation to restore such deficit balance, or to make any contribution to the capital of the Partnership by reason thereof.

ARTICLE III

Management

3.01                         General Management.  The management and control of the affairs of the Partnership and the maintenance of Partnership Property shall rest exclusively with the General Partner, and in connection with the management of the affairs of the Partnership, the General Partner shall have the right and absolute discretion to utilize the Capital Contributions of the Partners for Partnership purposes, but not for other purposes.

3.02                         Fees and Expenses.  The General Partner shall be reimbursed by the Partnership for fees and expenses paid or incurred by it in the organization of the Partnership.

3.03                         Powers of the General Partner.  The General Partner is hereby authorized and empowered to carry out and implement any and all of the purposes of the Partnership; and in that connection, the General Partner, except as otherwise expressly provided herein, shall have all the rights and powers as a general partner necessary to accomplish its duties hereunder, except as expressly limited in the Act.  The General Partner shall have the right and power to designate others (other than General Partner Affiliates), to act in its behalf in implementing its actions as General Partner.  The powers of the General Partner shall include, but shall not be limited to, the powers to do the following:

(a)                                To enter into and execute all contracts, agreements, assignments, and other instruments to which the Partnership may be a party or a signatory, including, without limitation, such contracts and other agreements as may be necessary to lease suitable office and storage space for the conduct of Partnership operations;

(b)                               To make capital expenditures and improvements to the real property owned or leased by the Partnership necessary for its purposes, and to take all actions reasonably necessary for the maintenance, operation, and management thereof;

(c)                                To engage contractors, attorneys, accountants, and such other personnel upon such terms as may be deemed necessary or advisable;

(d)                               To open, maintain, and close Partnership bank accounts and to draw checks and other orders for the payment of money;

(e)                                To make, issue, accept, endorse, and execute checks, drafts, bills of exchange, and other instruments, without limit as to amount;

(f)                                  To borrow money on behalf of the Partnership from such Persons in such amounts and upon such terms as the General Partner deems appropriate and in the best interest of the Partnership;

(g)                               To establish and maintain accounts, including margin accounts, with brokerage firms and commodity houses, and in connection therewith, to buy, sell and otherwise deal in, stocks, bonds, options, puts, calls, commodity contracts and futures and other investment arrangements;

(h)                               To take such other actions and incur such other expenses as may be necessary, prudent, or advisable in connection with the conduct of the affairs of the Partnership;

(i)                                   Without limiting the generality of any other powers granted to the General Partner pursuant to this Agreement, to cause funds of the Partnership to be deposited in accounts at financial institutions with which the General Partner maintains banking relations or has ownership interests, including financial institutions from which the General Partner borrows funds and with which informal or formal arrangements exist pursuant to which the General Partner maintains compensating balances; provided, however, that any deposits in excess of $20,000.00 must bear interest, at market rates; and

(j)                                   Subject to applicable law, make any and all Partnership elections for federal, state and local tax purposes, including, without limitation, any election, if permitted by applicable law, to adjust the basis of Partnership Property pursuant to Code Sections 754, 734(b), or comparable provisions of state or local law, in connection with the Transfers of Interests and Partnership distributions.

3.04                         Limitations on Authority of the General Partner.  Without the written consent of Limited Partners owning at least two-thirds of the Partnership Interests owned by Limited Partners, the General

Partner may not:

(a)                                Acquire any business or interest in any business other than an interest represented by marketable securities or cause the Partnership to merge with or into any other business or Person;

(b)                               Expand the purpose of the Partnership; or

(c)                                Take, cause or permit any action that would result in the dissolution of the Partnership.

3.05                         Activity of the General Partner.  Although nothing herein shall require the General Partner to devote its full time to the conduct of the affairs of the Partnership, the General Partner shall use reasonable efforts to carry out and implement the purposes of the Partnership and shall devote to the conduct of the affairs of the Partnership such time and activity as is reasonably necessary to manage and supervise the Partnership business and affairs in an efficient manner.

3.06                         Holding of the Assets of the Partnership.  The assets of the Partnership shall be held in the name of the Partnership.  The General Partner shall, in its capacity as General Partner, have the right, power, and authority for and on behalf of the Partnership, to lease, sell, assign, and otherwise deal with the assets of the Partnership for the purposes set forth in this Agreement.  In no event shall any Person dealing with the General Partner for or on behalf of the Partnership be obligated to determine that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expediency of any act or action of the General Partner, or be obligated or privileged to inquire into any of the terms of this Agreement.  Every contract, agreement, assignment, lease, or other instrument or document executed by the General Partner shall be conclusive evidence in favor of any and every person relying thereon or claiming thereunder that: (a) at the time or times of the execution and delivery thereof the Partnership was iii full force and effect; (b)such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership and all of the Partners; and (c) the General Partner was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

3.07                         Meetings and Voting.  Meetings of the Partners may be held as follows:

(a)                                The General Partner may, in its sole discretion, call a meeting of the Partners at any reasonable time at the principal place of business of the Partnership (or such other convenient location selected by the General Partner), upon at least fifteen (15) days prior, written notice to the Limited Partners.  The General Partner shall promptly call a meeting of the Partners upon request by any Limited Partner or Limited Partners who owns or own collectively more than 10% of the Profits of the Partnership.  Such meetings shall be held not less than fifteen (15) days nor more than thirty (30) days after receipt of said request and shall be for the purpose of receiving the report of the General Partner in accordance with Section 6.05 hereof or for taking any action requiring the consent or approval of the Limited Partners under this Agreement or the Act.  Nothing herein contained shall in any way affect any provisions requiring written consent to certain actions or the percentage required therefor; provided, however, that the approval at said meeting, either written or verbal, shall for all purposes be deemed to constitute said written consent.  Except as expressly provided herein, the Limited Partners shall take no part in the conduct or control of the affairs of the Partnership and its business and shall have no right or authority to act for or bind the Partnership.

(b)                               The General Partner may from time to time hold meetings to discuss the affairs of the

Partnership.  The General Partner may also from time to time request the Limited Partners to participate in advisory votes on various issues.  In no event shall the General Partner be bound by the results of any advisory vote.

(c)                                In any matter brought before the Partners for a vote, the Partners shall vote, and the mater brought before the Partners shall be determined, according to their Partnership Interests.

(d)                               In lieu of a meeting of the Partners, the consent of the Partners to any action requiring their consent may be evidenced by a written instrument, setting forth the action to which consent is given and signed by Partners owning the Percentage Interests required to authorize such action.  Such instrument may be executed in multiple counterparts.

3.08                         Management Fee.  It is agreed that the Partnership may pay to the General Partner a management fee for the services to be rendered by the General Partner pursuant to this Agreement.  In addition the Partnership shall reimburse the General Partner for costs and expenses it incurs on behalf of the Partnership, including an allocable portion of office and personnel expenses incurred by the General Partner.

3.09                         Employment of Third Parties.  The General Partner may, subject to the other provisions of this Agreement, employ, at the expense of the Partnership, agents or third parties to provide other services, subject to the control of the General Partner.

3.10                         Other Activities of the Partners.  During the continuation of the Partnership, the General Partner shall not be required to manage the Partnership as its sole and exclusive function, and it may have other business interests and engage in activities other than those relating to the Partnership.

3.11                         Employment of General Partner Affiliates.  Neither the General Partner nor any General Partner Affiliates will receive salaries or other compensation, directly or indirectly, from the Partnership; provided, however, the General Partner and General Partner Affiliates will be reimbursed for all actual and necessary direct expenses incurred by any of them on behalf of the Partnership.

3.12                         Transactions with General Partner Affiliates.  The General Partner shall not receive, in connection with the performance of any services by the General Partner or any General Partner Affiliate, any kickbacks, rebates, or give-ups.  The General Partner shall not enter into any contracts, agreements, or other arrangements on behalf of the Partnership with any General Partner Affiliate without the consent of Limited Partners owning at least two-thirds of the Partnership Interests owned by Limited Partners.

3.13                         Fiduciary Responsibility.  The General Partner shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in its immediate possession or control, and the General Partner shall not employ or permit another to employ such funds or assets in any manner except for the exclusive benefit of the Partnership.

3.14                         Limitations.  In recognition of its fiduciary responsibilities, the General Partner agrees that it shall:

(a)                                not do business in any jurisdiction or political subdivision in which the General Partner and the Partnership have not previously taken such steps as may be necessary to assure for the Limited

Partners the same limited liability as is provided for the Limited Partners in limited partnerships formed under the Act;

(b)                               not commingle the Partnership’s funds or assets with those of any other person, or employ or permit any person to employ such funds or assets in any manner except for the exclusive benefit of the Partnership;

(c)                                not bind or obligate the Partnership with regard to any matter outside the scope of the Partnership business;

(d)                               not use the Partnership name, credit, or property for other than Partnership purposes; and

(e)                                not sell or dispose of substantially all of the Partnership’s assets or cause or allow the taking of any other action which would result in the dissolution of the Partnership without the consent of all Partners.

3.15                         Transactions with Third Parties.  The General Partner shall not solicit or receive, nor offer or pay (in connection with the Partnership and its business operations), directly or indirectly, overtly or covertly, any remuneration (including, by way of illustration and not limitation, any kickbacks, bribes, or rebates) in cash or in kind which would violate federal law or the laws of the State of Texas nor shall the General Partner (by commission or omission) otherwise violate or cause to be violated any of said laws with respect to the operations of the Partnership.

3.16                         Corporate Existence.  Any corporation that becomes a General Partner covenants that it will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory), and franchises; provided, however, that the General Partner shall not be required to preserve any right or franchise if its Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Partnership (or its interests and operations).

3.17                         Merger or Reorganization of General Partner.  A General Partner shall not merge, sell, transfer substantially all of its assets, amalgamate, or consolidate without the written consent of Limited Partners owning at least two-thirds of the Partnership Interests owned by Limited Partners.

ARTICLE IV

Allocations of Profits and Losses and Distributions of Cash

4.01                         Profits.  After giving effect to the special allocations set forth in Sections 4.03 and 4.04 hereof and the provisions of Section 2.04 hereof, Profits for any fiscal year shall be allocated to the General Partner and to the Limited Partners in proportion to their Capital Contributions; provided, however, that in no event shall the General Partner be allocated less than one percent of each material item of Partnership income, gain, or credit.

4.02                         Losses.  After giving effect to the special allocations set forth in Sections 4.03 and 4.04 hereof and the provisions of Section 2.04 hereof, and subject to the limitation set forth below, Losses for any fiscal year shall be allocated to the General Partner and to the Limited Partners in proportion to their

Capital Contributions; provided, however, no Losses shall be allocated to a Limited Partner if the effect of that allocation is to cause or increase a deficit balance in that Limited Partner’s Capital Account.  Any Losses that cannot be allocated to the Limited Partners under the foregoing limitation shall be allocated to the General Partner.

4.03                         Special Allocations.  The following special allocations shall be made in the following order:

(a)                                Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions shall be allocated among the Partners who bear the economic risk of loss for the Partner Nonrecourse Debt giving rise to those deductions in the same percentages as they bear that risk of loss.

(b)                               Nonrecourse Deductions.  Nonrecourse Deductions shall be allocated among the Partners in the same percentages as they share Profits under Section 4.01 hereof.

(c)                                Partner Minimum Gain Chargeback.  If there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any fiscal year of the Partner, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations §§ 1.704-2(i)(3) and -2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.  This Section 4.03(c) is intended to comply with the partner minimum gain chargeback requirement of Regulations § 1.704-2(i)(4) and shall be interpreted consistently therewith.

(d)                               Partnership Minimum Gain Chargeback.  If there is a net decrease in Partnership Minimum Gain during any fiscal year of the Partnership, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Partner’s share of the net decrease in Minimum Gain, determined in accordance with Regulations Section l.704-2(g)(2).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations § l.704-2(f)(6).  This Section 4.03(d) is intended to comply with the minimum gain chargeback requirement of Regulations § 1.704-2(t) and shall be interpreted consistently therewith.

(e)                                Qualified Income Offset.  If a Partner unexpectedly receives an allocation, adjustment, or distribution described in clauses (d)(4), (d)(5), or (d)(6) of Regulations § 1.704-1(b)(2)(ii) that causes or increases a deficit balance in that Limited Partner’s Capital Account in excess of the amount that the Limited Partner is obligated to restore under this Agreement, that Limited Partner will be allocated items of income and gain in an amount and manner sufficient to eliminate such deficit as quickly as possible.  The foregoing sentence is intended to comply with the qualified income offset provisions of Regulations § 1 ..704-1(b)(2)(ii)(d) and shall be interpreted consistent therewith.

(f)                                 IRC § 754 Adjustment To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to IRC § 734(b) or IRC § 743(b) is required, pursuant to Regulations § 1.704-1 (b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreased such basis) and such gain or loss shall be specifically allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Regulations § 1.704-1(b)(2)(iv)(m).

4.04                         Ordering Rules and Curative Allocations.

(a)                                The special allocations set forth in Section 4.03(a) through (f), inclusive, hereof are intended to comply with certain requirements of Regulations § 1.704-1(b) (the “Regulatory Allocations”).  In accordance with Regulations § 1.704-2(j), Partner Nonrecourse Deductions, Partnership Nonrecourse Deductions, Partner Minimum Gain, and Partnership Minimum Gain shall be allocated in accordance with the provisions of Section 4.03(a) through (d), inclusive, before any other allocations are made.  Following such allocations, allocations under Section 4.03(e) hereof shall be made to those Partners affected thereby, and finally the allocations made by Section 4.03(f) shall be made.

(b)                               In giving effect to the Regulatory Allocations, the General Partner shall endeavor, to the extent permitted by the Regulations, to preserve the economic substance of the sharing arrangement contemplated by this Agreement.  If the Regulatory Allocations result in a distortion of such economic arrangement, the General Partner may make such adjustments to the sharing arrangements among the Partners and exercise such remedies, including those contemplated by Regulations § 1.704-2(t)(4) and -2(f)(5), as may be appropriate to preserve such economic arrangement.

4.05                          IRC § 704(c):

(a)                                In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction (other than Depreciation) with respect to any property contributed to the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 1.05(i)(i) hereof).

(b)                               In the event the Gross Asset Value of any asset is adjusted pursuant to Section 1.05(i)(ii) hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(c)                                The General Partner may make any elections or other decisions relating to the allocations referred to in Sections 4.05(a) and (b) in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 4.05 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, or other items, or distributions pursuant to any provisions of this Agreement.

4.06                         Other Allocations Rules.

(a)                                Generally, all Profits and Losses allocated to the Limited Partners shall be allocated among them in proportion to their Capital Accounts.  In the event more than one Person is a General Partner, Profits and Losses allocated to the General Partners shall be divided among them as they may agree.

(b)                               For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations.

(c)                                Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits or Losses, as the case may be, for the year.

(d)                               The Partners are aware of the income tax consequences of the allocations made by this Article IV and hereby agree to be bound by the provisions of this Article IV in reporting their shares of Partnership Profits and Losses for federal and state income tax purposes.

(e)                                For purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of the Regulations, the Partners’ interests in Partnership Profits shall be in proportion to their Partnership Interests.

4.07                         Distributions.  Except as provided in Section 7.05 hereof regarding distributions upon liquidation of the Partnership, cash in excess of the reasonably anticipated needs of the Partnership shall be distributed at least annually, within seventy-five (75) days after the end of each fiscal year of the Partnership, or more often as shall be determined in the sole discretion of the General Partner.  Any such distributions, other than distributions made pursuant to Section 7.05 hereof, shall be made to the Partners based upon their Partnership Interests.

ARTICLE V

Liability

5.01                         Liability of General Partner.  Any liability of the Partnership shall first be satisfied out of the assets of the Partnership, including the proceeds of any liability insurance which the Partnership may recover.  If such assets shall not be sufficient to satisfy such liability, such liability shall be borne by the General Partner except for a liability with respect to which the creditor has agreed that no Partner has personal liability or responsibility.

5.02                         Limited Liability of Limited Partners.  The liability of the Limited Partners in all respects shall be limited to the Capital Contributions paid, or agreed to be paid, by the Limited Partners under the provisions of Article II hereof.

5.03                         Other Business Interests.  The Limited Partners shall not be prohibited from, or restricted in, engaging or owning an interest in any other business venture of any nature.  No General Partner or Limited Partner shall be entitled to any interest, or profits from, any other business venture in which a Partner engages or owns an interest therein (not violative of this Agreement), including the foregoing.  The Partnership may engage a Limited Partner or persons associated with it for specific purposes and may otherwise deal with a Limited Partner on such terms, and for compensation to be agreed upon by such Limited Partner and the Partnership; provided, however, that such Limited Partner shall not be entitled to participate in the control or management of the business of the Partnership.

ARTICLE VI

Accounting

6.01                         Books and Records.  The General Partner shall keep books of account which shall reflect the transactions of the Partnership.  The books of account shall be kept according to the method of accounting selected by the General Partner.  Such books of account together with all correspondence, papers, and other documents, including names and addresses of the Partners, shall be kept at the registered office of the Partnership or other office designated by the General Partner and shall at all reasonable times and upon reasonable notice to the General Partner be open to the examination of all or any of the Partners or their designated representatives.

6.02                         Fiscal Year.  The fiscal and the taxable year of the Partnership shall end on November 30 of each year.

6.03                         Tax Returns.  Within seventy-five (75) days after the end of each fiscal year, the General Partner shall prepare and transmit to all Partners a schedule of income tax information as required by the Internal Revenue Service and any state in which the Partnership does business during such fiscal year.

6.04                         Tax Matters Partner.  The General Partner shall be the “Tax Matters Partner” for the Partnership as defined in IRC § 6231(a)(7) and regulations promulgated thereunder.  The Tax Matters Partner will have full power and discretion to make such decisions and take such actions, including, without limitation, the institution of legal proceedings and the determination of the legal forum, as it deems appropriate in such capacity.  The Tax Matters Partner shall promptly deliver to each Limited Partner a copy of any notice of beginning of administrative proceedings or any report explaining the reasons for proposed adjustments received from the IRS relating to or potentially resulting in an adjustment of Partnership items.  The Tax Matters Partner shall keep each Partner advised of all material developments with respect to any proposed adjustment which comes to its attention.

6.05                         Reports.  The General Partner will distribute, within seventy-five (75) days after the end of each fiscal year, such information as is necessary to permit the Partners to report their allocable share of Profits, Losses, and tax credits on their tax returns for federal and state income tax purposes.  The General Partner shall furnish to the Limited Partners the following additional reports:

(a)                                Within seventy-five (75) days after the end of each fiscal year, an unaudited annual report containing a balance sheet, a profit and loss statement, and a statement showing distributions to the Partners and an allocation among the Partners of income, gains, losses, deductions, and credits; all such statements shall be prepared by Partnership accountants; upon the request of a Limited Partner, the General Partner shall cause such statements to be reviewed at the expense of the Partnership by an independent certified public accountant and a copy of such review will be provided to the Limited Partners; and

(b)                               Within sixty (60) days after the end of each Partnership quarter, except the fourth quarter, a quarterly report with respect to the operations of the Partnership containing an unaudited operating statement for the quarter then ended and such other pertinent information as the General Partner shall elect to include regarding the Partnership and its activities during the quarter covered by the report.

(c)                                Contemporaneously with the submission of the annual financial statements described in Section 6.05(a), the General Partner shall provide the Limited Partners with a report setting forth in reasonable detail all compensation or other consideration paid by the Partnership to the General Partner or General Partner Affiliates.  In addition, the General Partner shall promptly report in writing to the Limited Partners any indemnification of or advance of expenses to a General Partner or Limited Partner indemnitee pursuant to Section 10.08.  In no event shall the report be made later than six months after the date that the indemnification occurs.

ARTICLE VII

Term and Dissolution

7.01                         Term.  The Partnership shall commence with the execution and filing of a Certificate of Limited Partnership.  The Partnership shall continue until December 31, 2015 or until prior dissolution as provided herein.

7.02                         Death, Liquidation, Dissolution, or Merger of a Limited Partner.  The Partnership shall not dissolve upon the death, liquidation, dissolution, or merger of a Limited Partner.  Rather, the successor or assign of such Limited Partner shall become an assignee of such Limited Partner in accordance with the Act and shall not have the rights of a substitute Limited Partner without the approval of the General Partner and Limited Partners owning two-thirds of the Partnership Interests owned by Limited Partners.  If the General Partner and the requisite percentage of Limited Partners give such approval, such successor or assignee shall execute and deliver, in form satisfactory to the General Partner, an addendum to this Agreement agreeing to be bound by all of the terms and conditions hereof, and to assume all of the obligations of a Limited Partner hereunder.

7.03                         Dissolution.  The Partnership shall be dissolved upon the occurrence of any of the following events:

(a)                                The expiration of the Partnership term as provided in Section 7.01 hereof;

(b)                               Written consent of all Partners to dissolution;

(c)                                Any “Event of Withdrawal” of a General Partner as that term is defined in Section 4.02 of the Act or any similar subsequent provision of the Act; or

(d)                               Entry of a decree of judicial dissolution under Section 8.02 of the Act.

Subject to the other provisions of this Agreement regarding dissolution, the dissolution shall be effective on the day on which the event causing dissolution occurs, but the Partnership shall not terminate until the assets have been distributed in accordance with the provisions of this Agreement.

7.04                         Continuation of the Partnership.  If the Partnership dissolves as a result of the occurrence of an event described in Section 7.03(a) or (c), it may be reconstituted and its business continued under the following circumstances.

(a)                                If there remains at least one General Partner, the General Partner(s) and Limited Partners owing at least a majority of the Partnership Interests held by Limited Partners may consent in writing to the continuation of the Partnership.

(b)                               If no General Partner remains, all remaining Limited Partners may consent in writing to the continuation of the Partnership; provided, however, they do so within 90 days after the occurrence of the event causing dissolution and they appoint, effective as of the date of dissolution, one or more new General Partners.

If the Partnership dissolves for any reason other than those set forth in Section 7.03(a) or (c) and the Act permits the Partnership to be reconstituted and its business carried on without winding up, the Partners may consent to a continuation of the Partnership in the manner permitted by the Act so long as Limited Partners owning at least a majority of the Partnership Interests owned by the Limited Partners consent to such continuation..

7.05                         Distribution on Liquidation.

(a)                                On dissolution of the Partnership after which the business enterprise of the Partnership is not continued, the liquidating trustee (the “liquidator”) (which shall be the General Partner upon a dissolution described in Section 7.03(a), (b), or (f) above, and otherwise shall be a person selected by a majority in interest (based on its/their Partnership Interests) of all Limited Partners, excluding any Limited Partner who is also a General Partner or a General Partner Affiliate, or successor in interest to any of same), shall proceed diligently to wind up the affairs of the Partnership and distribute its assets.  The liquidator shall use its best efforts to sell the Partnership property and otherwise convert the Partnership’s assets, into cash as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice.  No Partner shall have any right to demand or receive property other than cash during the winding-up of the Partnership; provided, however, that any Partner may bid on and purchase for cash all or a portion of the assets of the Partnership from the liquidator, as long as fair market value is paid therefor.

(b)                               Upon the dissolution of the Partnership by the occurrence of any event described in Section 7.03, the liquidator shall proceed to liquidate the assets of the Partnership, wind up its affairs, and apply and distribute the proceeds of such liquidation in the following order of priority:

(i)                                    To the payment of the debts and liabilities of the Partnership (including to any Partner) and the expenses of liquidation in the order of priority as provided by law, and to the establishment of any reserves which the liquidator shall deem reasonably necessary for the contingent unforeseen liabilities or obligations of the Partnership.  Said reserves may be paid by the liquidator to a bank or attorney-in-fact to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations.  At the expiration of such period as the liquidator shall deem advisable, the balance shall be distributed in the manner provided hereunder.

(ii)                                 To the Partners in an amount equal to the credit balances in their Capital Accounts; provided, however, that the Capital Accounts shall be determined by taking into account all adjustments provided in this Agreement (including all adjustments for the Partnership’s taxable year during which a liquidation occurs) and; provided, further, that if the aggregate credit balances of the Partners’ Capital Accounts exceed the amount of proceeds available for distribution, such proceeds shall be allocated between and distributed to the Partners in proportion to the credit balances of their respective Capital Accounts.

(iii)                              With any remaining amounts to be allocated and distributed to the Partners in accordance with their respective Partnership Interests.

(c)                                The liquidator shall furnish, at the expense of the Partnership, each Partner with a statement from a firm of certified public accountants showing the information required under Section 6.05 hereof for the period from the date of the last annual statement prepared under Section 6.05 hereof to the date of the final distribution of the proceeds of liquidation to the Partners, and showing the manner in which the proceeds of liquidation of the Partnership have been distributed.

(d)                               No Partner shall be liable to the Partnership or to any other Partner for any deficit balance in its Capital Account as such Capital Account is constituted immediately prior to the aforesaid distributions, except to the extent that such deficit balance is attributable to an erroneous overpayment to such Partner, or (with respect to the General Partner) is attributable to any liability specified in Section 10.08(a) hereof.

(e)                                The Partnership shall terminate when all property owned by the Partnership shall have been disposed of and the net proceeds, after satisfaction of liabilities to creditors, shall have been distributed among the Partners as aforesaid.  The establishment of any reserves in accordance with the provisions of Section 7.05(b)(i) hereof shall not have the effect of extending the term of the Partnership.

(f)                                  Notwithstanding anything contained herein to the contrary, in the event of a liquidation of the Partnership, or, in the case of a liquidation of a Partner’s interest in the Partnership, liquidating distributions shall be made pursuant to the terms of this Agreement not later than ninety (90) days after the date of liquidation.

(g)                               For purposes of Section 7.05(f) hereof, a liquidation of a Partner’s interest in the Partnership shall occur on the earlier of the date upon which there is a liquidation of the Partnership, or the date upon which there is a liquidation of a Partner’s interest in the Partnership under Regulations § 1.761-1(d).  A liquidation of the Partnership shall occur upon the earlier of:

(i)                                    The date upon which the Partnership is terminated under IRC § 708(b)(1)(A) (or any successor provision thereto);

(ii)                                 The date upon which the Partnership ceases to be a going concern (even though it may continue in existence for the purpose of winding up its affairs, paying its debts, and distributing any remaining assets to its Partners); or

(iii)                              The date upon which the Partnership is terminated pursuant to the provisions of the Agreement.

(h)                               In the event a transfer of an interest in the Partnership results in a termination of the Partnership for federal income tax purposes under IRC § 708(b)(l)(B) of the Code (or any successor provisions thereto), Sections 7.04 and 7.05(a) through (g) hereof shall not apply, and a Partner’s portion of the constructive liquidating distribution of the Partnership’s assets that is deemed to occur under Regulations § l.708-1(b)(l)(iv) (or any similar or successor provision) shall be determined in accordance with the Capital Accounts of the Partners as determined after taking into account all adjustments for the Partnership’s taxable year ending on the date of such termination.

ARTICLE VII

Assignment and Transfer of Partnership Interests

8.01                         Binding Effect and Benefit of This Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (as permitted hereby).

8.02                          Transfer.

(a)                                Unless the General Partner obtains the prior written approval of the Limited Partner owning at least a simple majority of the Partnership Interests owned by Limited Partners, it shall not have the right to Transfer its Partnership Interest (or any part thereof) as the General Partner in the Partnership or substitute one or more new general partners in its place

(b)                               No such approval of the Limited Partners shall be taken until the Limited Partners shall have received a prior determination by a court of competent jurisdiction in an action for declaratory judgment or similar relief or an opinion of the Limited Partners’ legal counsel that neither the grant nor the exercise of the rights afforded by this provision will be deemed taking part in the control of the business, nor will result in the loss of any Limited Partner’s limited liability, nor will cause the Partnership to be treated as an association for federal income tax purposes.  Any action taken or opinion sought hereunder shall be at the sole expense of the General Partner.

(c)                                A Limited Partner may not Transfer its Partnership Interest without the prior written consent of the General Partner, which consent shall not be unreasonably withheld.

(d)                               The General Partner may, in its sole discretion, withhold its consent to the Transfer of a Limited Partner’s interest and may require, as a condition (which shall not be considered unreasonable under Section 8.02(c) hereof) to its consent under Section 7.02 hereof to the admission of such assignee as a substitute Limited Partner, the assignee to do the following:

(i)                                    Provide an opinion of counsel, in form and substance satisfactory to counsel for the Partnership, that neither the offering nor the assignment of such Partnership Interest violates any provisions of federal or state securities laws, nor causes the loss of any exemption from federal or state securities law Which may be available, nor violates the Act, nor causes the Partnership to be taxed as a corporation rather than a partnership under the Code;

(ii)                                 Execute a statement that it is acquiring such Partnership Interest for its own account for investment and not with a view to distribution thereof;

(iii)                              Pay such reasonable expenses as may be incurred in connection with such admission as a Limited Partner;

(iv)                             Satisfy the Partnership that the Partnership Interest sought to be sold or exchanged, when added to the total of all other Partnership Interests sold or exchanged within the period of twelve (12) consecutive months prior thereto, will not result in the termination of the Partnership under IRC § 708; and

(v)                                Furnish such additional representations, warranties, agreements, or instruments as the General Partner may reasonably determine in its sole discretion.

(e)                                The General Partner, in its sole discretion, may waive any condition on transfer set forth in Section 8.02(d).

8.03                         Transfer Election.  In the case of the Transfer of a Partner’s interest in the Partnership pursuant to any provisions hereof, the Partnership may, if requested by the transferee thereunder and if determined by the General Partner in its sole discretion to be in the best interests of all Partners, file the election specified by IRC § 754 (or any successor provision).

ARTICLE IX

Participation in Partnership Property

9.01                         Ownership by Partners of the Partnership.  Each Partner shall have and own an undivided interest in the Partnership equal to its Partnership Interest in the Partnership in accordance with the terms hereof; provided, however, that no Partner shall have a specific interest in any Partnership property or any right of partition with respect to any property or assets of the Partnership.

9.02                         Limitation on Distributions.  Except as elsewhere expressly provided herein, the General Partner shall make no distribution of the property or assets of the Partnership to any Partner with respect to his Partnership Interest.

ARTICLE X

General Provisions

10.01                   Certificates.  Etc..  At the expense of the Partnership, the General Partner shall promptly file a Certificate of Limited Partnership reflecting the terms of this Agreement with the appropriate governmental agencies and shall prepare, execute, and file for record all other legally required fictitious name or other applications, registrations, publications, certificates, and affidavits required to be filed with any governmental authority.  Such Certificate will be available at the office of the General Partner and will be sent to the Limited Partner upon its written request.

10.02                   Partners’ Relationship Inter Se.  Nothing herein contained shall be interpreted or construed to constitute any Partner as the agent of any other Partner, except as expressly provided elsewhere herein, or in any manner to limit a Partner in carrying on its own business or activities, except as expressly provided elsewhere herein.

10.03                   Amendments.  Subject to any and all provisions hereof and any required approvals of lenders to the Partnership or governmental entities, this Agreement and any part hereof may be amended at any time or from time to time by the General Partner with the written consent of Partners owning at least two-thirds of the Partnership Interests; provided, however, that a unanimous vote of the Partners shall be required to remove the limited liability of the Limited Partners, increase the obligation of a Limited Partner to contribute to the capital of the Partnership, change the percentage of interests among the Partners, amend this Section 10.03, reduce, modify any obligation of the General Partner to the

Partnership, or amend any provision of this Agreement that requires the vote or approval of more than two-thirds of the Partnership Interests or of the Partnership Interests held by Limited Partners.

10.04                   Notices, Statements, Etc.  All notices, statements, or other documents which are re4uired or contemplated by this Agreement, unless otherwise specifically stated in this Agreement, shall be in writing and shall be either personally served upon the Partner entitled thereto or mailed postage prepaid, certified mail, return receipt requested, addressed to such Partner at its last known mailing address, as set forth on the latest Certificate of Limited Partnership or amendment thereof filed with the Secretary of State of Texas with respect to the Partnership, or on any subsequent written instructions delivered by it to the Partnership.  All notices required to be given or sent herein shall be deemed duly given or sent when mailed as set forth herein,

10.05                   Integration.  This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior written or oral agreement between the parties related hereto.

10.06                   Interpretation.

(a)                                This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of Texas.

(b)                               The titles of the articles and sections herein have been inserted as a matter of convenience for reference only and shall not control or affect the meaning or construction of any of the terms or provisions hereof.

10.07                   Counterparts.  The Partners hereby may execute this Agreement in any number of counterparts, each of which shall have the force and effect of an original; but all such counterparts shall constitute one and the same instrument.  The execution by a Limited Partner of a signature page adopting and ratifying this Agreement shall be deemed to constitute its execution of a counterpart hereof.

10.08                   Liability and Indemnification.

(a)                                The General Partner, its representatives, employees, and agents shall not be liable to the Partnership or to the Limited Partners for losses sustained or liabilities incurred as a result of any error in judgment or mistake of law or fact (including simple negligence) or for any act done or omitted to be done in good faith in conducting the Partnership business, unless such error, mistake, act, or omission was performed or omitted fraudulently or in bad faith or constituted gross negligence.

(b)                               With respect to the General Partner and all Limited Partners, the Partnership shall protect, defend, indemnify, and hold harmless the General Partner and the Limited Partners, and each officer, director, employee, representative, or agent thereof, from and against any loss, expense, damage, or injury suffered or sustained by any of them by reason of any acts, omissions, or alleged acts or omissions (EVEN IF SUCH ACTS OR OMISSIONS CONSTITUTE SIMPLE NEGLIGENCE, WHETHER JOINTLY OR SEVERALLY, OR ARE CAUSED IN WHOLE OR IN PART THEREBY) arising out of the activities or status of the General Partner or the Limited Partners on behalf of the Partnership or in furtherance of the interests of the Partnership, including, but not limited to, any judgment, award, settlement, reasonable attorneys’ fees, and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim if the acts, omissions, or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were for a purpose reasonably believed by such indemnified party to be in the best interest of the Partnership, and were not performed or omitted fraudulently or in bad faith or as a result of gross negligence by such indemnified party, and (with respect to the General Partner) were not in violation of the General Partner’s fiduciary obligation to the Partnership.  It is the intention of the Partners that the indemnification provided for in this Section 10.08(b) shall be consistent with the requirements of Article 11 of the Texas Revised Limited Partnership Act.  Accordingly, to the extent the foregoing provisions are inconsistent with said Article 11, the Partners hereby agree that such provisions shall be modified to the extent necessary, to make them consistent with said Article 11.

10.09                   Number and Gender.  Whenever the context requires, references in this Agreement to the singular number shall include the plural and, likewise, the plural number shall include the singular, and words denoting gender shall include the masculine, feminine, and neuter.

IN WITNESS WHEREOF, this Agreement of Limited Partnership has been executed by the undersigned effective as of the date set forth on the first page hereof.

GENERAL PARTNER

WO ENERGY, INC.

Partnership Interest as General
Partner: 5%
	By:	/s/ Miles O’ Loughlin
Miles O’Loughlin, President

LIMITED PARTNERS

WO ENERGY, INC.

Partnership Interest as General
Partner: 94.5%
	By:	/s/ Miles O’ Loughlin
Miles O’Loughlin, President

W.O. ENERGY OF NEVADA, INC.
Partnership Interest as Limited
Partner: .5%
	By:	/s/ Miles O’ Loughlin
Miles O’Loughlin, President

SCHEDULE “A”

TO

AGREEMENT OF LIMITED PARTNERSHIP OF

W.O. OPERATING COMPANY, LTD.

1.                                       All tangible and intangible personal property owned and used by W.O. Energy, Inc, in connection with the conduct of its business operations and activities, including all such assets acquired by W.O. Energy, Inc. as a result of the merger into it of W.O. Oil Field Services, Inc. and Gas Wells Operators, Inc., but excluding any motor vehicles, trailers or other items of rolling stock that must be licensed in the State of Texas in order to travel upon public highways.

2.                                       The right to use, without compensation, any motor vehicles, trailers and other items of rolling stock that are owned by W.O. Energy, Inc. and that must be licensed in the State of Texas in order to travel upon public highways.

3.                                       All of the right, title and interest of W.O. Energy, Inc. in and to the Subject Interests, as that term is defined in those certain Conveyances of Oil and Gas Interest dated October 30, 1996, but effective as of October 1, 1996 and covering the properties located in Gray, Carson and Hutchinson Counties, Texas, as more particularly described in such Conveyances of Oil and Gas Interest.